Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into as of the date of the last signature to this Agreement (“Effective Date”), by and between VPR BRANDS, LP (“VPR”), a Delaware limited partnership authorized to do business in Florida with a principal place of business located at 3001 Griffin Road, Fort Lauderdale, FL 33312 on the one hand; and NEPA 2 WHOLESALE, LLC (“NEPA”), a Florida limited liability company with a principal place of business at 3346 45th Street, West Palm Beach, FL 33407, on the other hand. Each of the foregoing may be referred to hereafter as a “Party”, and together as the “Parties.”

WHEREAS, VPR and NEPA are parties to a lawsuit captioned VPR Brands, LP. v.

HQDTECH USA, LLC and NEPA 2 Wholesale, LLC, Civil Action No. 21-cv-21678, which is currently pending in the United States District Court for the Southern District of Florida

(the “Action”);

WHEREAS, VPR alleges patent infringement of United States Patent No. 8,205,622 (the “‘622 Patent”), which allegations NEPA denies and to which NEPA raises affirmative defenses and counterclaims of non-infringement, invalidity and unenforceability of the ‘622 Patent, among others;

WHEREAS, VPR desires to license the ‘622 Patent and related patents and applications to NEPA, and NEPA desires to acquire a license to such intellectual property as hereinafter provided;

WHEREAS, the Parties hereto both desire a mutually beneficial, dispute-avoiding arrangement;

WHEREAS, VPR and NEPA wish to settle and compromise the Action, and all other claims, demands, and controversies between them relating to the Action;

NOW THEREFORE and in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties1 agree as follows:

1.	Recitals.

The foregoing recitals are true and correct, incorporated herein and made a part of this Agreement.

2.	Settlement Payment by NEPA

Each Party shall bear its own attorneys’ fees and costs relating to the Action, and each party waives any and all claims for monetary relief related to the Action. Notwithstanding the foregoing, NEPA shall pay VPR the sum of Two Hundred and Seventy-Five Thousand ($275,000.00) (the “Settlement Sum”) within 14 days after the Effective Date. Payment shall be

1 Although NEPA WHOLESALE INC. and ESHOP NEPA INC. are not named as parties in the Action, this agreement covers NEPA and its affiliates, NEPA WHOLESALE INC., and ESHOP NEPA INC. made by wire payment to the SRIPLAW Trust Account.

The Parties agree and acknowledge that the Settlement Sum shall not be construed as an admission or acknowledgment that reflects, evidences, or supports any of the alleged harm and alleged damages as asserted by the Plaintiff. No other outside party will be entitled to a set off, or otherwise, with respect to the Settlement Sum. Each party shall bear its own attorney’s fees and costs incurred in connection with all proceedings and related to this matter, including the preparation and drafting of this Agreement.

3.	VPR Representations, Warranties and Covenants.

VPR represents and warrants that: (i) it is the sole and exclusive owner of all right, title, and interest in and to the ‘622 Patent, and that no other Third Party owns any right to recover for infringement of or to assert any rights in or under the ‘622 Patent; (ii) it has the full, sole, and exclusive right to grant the licenses of the full scope set forth herein; (iii) it has the full, sole, and exclusive right to grant the releases and covenants set forth herein without the need for any consents, authorizations, or approvals not yet granted or obtained; (iv) there are no liens, conveyances, mortgages, assignments, encumbrances, or any other agreements or understandings that would prevent or impair the full and complete exercise of the terms of this Agreement, including the grant of the licenses and releases hereunder; (v) it has not assigned or otherwise transferred to any other Entity any rights to the ’622 Patent or any related family members of this patent (e.g. continuation, continuation-in-part patent applications or registrations) or otherwise that would conflict or prevent it from entering into this Agreement.

4.                  Grant of Non-Exclusive License to NEPA and its affiliates, NEPA WHOLESALE INC., and ESHOP NEPA INC.; Covenant Not to Challenge; Assignment

4.1              Grant of Fully Paid-Up License. Upon receipt of the Settlement Sum, VPR hereby grants to NEPA and its affiliates, NEPA WHOLESALE INC., and ESHOP NEPA INC. a fully paid-up, royalty free, non-exclusive license to practice the invention in the ‘622 Patent and all related patents and applications, for the full term of the ‘622 Patent including, without limitation, the rights to make, have made, use, import, license, offer to sell, and sell the invention in the ‘622 Patent and all related patents and applications.

4.2            Covenant Not to Challenge ‘622 Patent. NEPA and its affiliates, NEPA WHOLESALE INC., and ESHOP NEPA INC. covenant that they will take no action, directly or indirectly to render any claim of the ‘622 Patent invalid or unenforceable or not infringed, and that they will take no action, directly or indirectly to aid or assist any third-party to render any claim of any ‘622 Patent invalid or unenforceable or not infringed.

4.3              Assignment by NEPA, its affiliates, NEPA Wholesale Inc. and ESHOP NEPA INC. Neither NEPA nor its affiliates, NEPA WHOLESALE INC., and ESHOP NEPA INC. may assign this Agreement, or assign or delegate any right or obligation under this Agreement, in whole or in part, without the prior written consent of VPR, which consent shall not be unreasonably withheld, except that NEPA, its affiliates, NEPA WHOLESALE INC., and ESHOP NEPA INC. may assign its non-exclusive license to an acquirer of all or substantially all of the equity or assets of NEPA, its affiliates, NEPA WHOLESALE INC., and ESHOP NEPA INC.’s businesses to which this Agreement relates or the surviving entity in any merger, consolidation, equity exchange, or reorganization of their businesses to which this Agreement relates.

4.4              Assignment by VPR. VPR may not assign this Agreement or its rights under the ‘622 Patent unless such assignments or transfers of rights are made subject to the rights granted to NEPA, its affiliates, NEPA WHOLESALE INC., and ESHOP NEPA INC. in this Agreement.

5.	Mutual General Release.

Each Party2 for itself and on behalf of its parents, subsidiaries, related companies, affiliates, assigns, and predecessor entities hereby remises, releases, acquits, satisfies, and forever discharges each and every other Party (including each Party’s past and present parent, subsidiary, affiliated, related or predecessor entities, and any and all of each such Party’s past and present officers, directors, agents, attorneys, accountants, representatives, insurers, servants, employees, independent contractors, shareholders, members, and partners, hereinafter collectively referred to as the “Releasees”), of and from any and all manner of, claims, actions, causes of action, suits, debts, sums of money, accounts, reckonings, contracts, controversies, agreements, promises, damages, attorney’s fees, obligations and demands whatsoever, in law or in equity, whether based on contract, statute, tort, or strict liability, and whether for compensatory, special, punitive, statutory, or any other damages or remedies (collectively the “Claims”), which each Party had or now has against any of the Releasees, or claims to have for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the Date of this Agreement. Notwithstanding the foregoing, each Party expressly excludes from the effect of this Release and does not release the Releasees from the terms, conditions, obligations, and promises set forth in this Agreement.

6.	Dismissal of the Action.

The Parties will submit to the Court, within 14 days of receipt of the payment provided in Section 2 above, a stipulation of dismissal of the Action, in the form attached hereto as Exhibit A, between VPR and NEPA in its entirety, with prejudice, including all claims and counterclaims, with each side to bear its own attorneys’ fees and costs. See Exhibit A, Joint Stipulation of Dismissal with Prejudice.

7.	Governing Law and Venue.

This Agreement shall be governed by the laws of the United States and the laws of the State of Florida. The Parties agree that any suit, action, or other proceeding arising out of, or in connection with this Agreement shall be brought exclusively in the U.S. District Court for the Southern District of Florida, and each Party hereby irrevocably consents and submits itself to, the proper and exclusive jurisdiction and venue of the U.S. District Court for the Southern District of

2 For the avoidance of doubt, this applies to VPR, NEPA, NEPA WHOLESALE INC., and ESHOP NEPA

INC.

Florida for such purpose.

8.	Attorneys’ Fees for Enforcement of Agreement.

In the event of any litigation or proceeding, relating to the enforcement, interpretation, or breach of this Agreement, the prevailing party shall recover its reasonable attorneys’ fees, costs, and expenses incurred in connection with such litigation or proceedings, and including all such fees, costs, or expenses on appeal.

9.	Binding Effect and Parties Bound.

This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the Parties to this Agreement, their legal successors, agents, heirs, assigns, partners, officers, directors, representatives, owners, shareholders, employees, affiliated corporations and business entities.

10.	Authority.

Each of the undersigned signatories who signs this Agreement on behalf of another entity represents and warrants that they are authorized to execute this Agreement on behalf of that Party. The Parties further declare, covenant, and warrant that they or their representatives are over the age of eighteen (18) years, and that they are not suffering from any legal, mental, or physical disabilities which would impair or disable them from executing this Agreement and that there have been no representations and/or statements made by the Parties hereto or their agents, employees, or representatives to influence the Parties in making or executing this Agreement.

11.	Mutual Representations and Warranties.

Each Party represents and warrants that, as of the Effective Date, (1) it has the authority to execute this Agreement and has full right, power, and authority to enter into this Agreement and to be legally bound by the terms, conditions, covenants, and releases set forth herein, and (2) this Agreement and its performance under this Agreement will not violate any other agreements between it and any other entity.

12.	Entire Agreement.

The Parties acknowledge and represent that no promise or representation not contained in this Agreement has been made to them, and that this Agreement contains the entire understanding and agreement between the Parties. This Agreement supersedes all prior negotiations and agreements, proposed or otherwise, written or oral, concerning the subject matter hereof, and contains all terms and conditions pertaining to the compromise and settlement of any and all disputes relating to the Action.

13.	Headings and Captions.

Headings and captions contained in this Agreement are for convenience only, and shall not be considered for any purpose in construing this Agreement.

14.	No Presumption Against Drafting Party.

This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party hereto because said Party drafted or caused the Party’s legal representative to draft any of the provisions.

15.	Severability.

Each provision of this Agreement shall be considered severable. If for any reason any provision or provisions herein are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation or effect of any other provision of this Agreement.

16.	Amendments.

No modification of this Agreement shall be binding unless in writing and signed by the party to be charged.

17.	Notices.

All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand to such Party’s address set out herein with written confirmation of receipt; (b) when received by the addressee if sent by a nationally recognized overnight courier, receipt requested; (c) on the fifth day after the date mailed to such Party’s address set out herein, by certified or registered mail, return receipt requested, postage prepaid; or (d) when sent by electronic mail to counsel at the addresses below.

If to VPR, Notices shall be made to:

Kevin Frija

CEO

VPR Brands

3001 Griffin Road

Fort Lauderdale, FL 33312 kevin.frija@vprbrands.com

with courtesy copy to:
SRIPLAW

Attn: Joel Rothman
21301 Powerline Road

Suite 100

Boca Raton, FL 33433
joel@sriplaw.com

If to NEPA, NEPA WHOLESALE INC., and/or ESHOP NEPA INC., Notices shall be made to:

Bijay Shrestha
Authorized Member
Nepa 2 Wholesale, LLC
3220 45th Street

West Palm Beach, FL 33407 nepawholesale@hotmail.com

with courtesy copy to:

Christopher & Weisberg, P.A.
Attn: Elissa Tisdahl

1232 N. University Drive
Plantation, FL 33322

etisdahl@cwiplaw.com and ptomail@cwiplaw.com

18.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together constitute one and the same Agreement. The facsimile or electronic PDF signatures of the Parties shall be enforceable just as though they were the original signatures of the Parties.

19.	Declaration.

Each Party has executed this Agreement freely and voluntarily after consulting with their own counsel. In settling this dispute, none of the Parties hereto admit or concede the truth or any of the allegations contained in the pleadings herein or concede or acknowledge that they have any liability to one another and are settling to avoid the cost and expense of further proceedings, and to bring finality to this matter. The Parties agree that the Court shall maintain jurisdiction to enforce the provisions of this Agreement.

IN WITNESS WHEREOF and intended to legally bound, the Parties have hereunto set their hands as of the date below.

VPR BRANDS, LP.

Dated: 11/30/2021	By: /s/ Kevin Frija
Name: Kevin Frija
Title: CEO

NEPA 2 WHOLESALE, LLC

Dated: 12/01/2021	By: /s/ Bijay Shrestha
Name: Bijay Shrestha
Title: CEO

NEPA WHOLESALE INC.

Dated: 12/01/2021	By: /s/ Bijay Shrestha
Name: Bijay Shrestha
Title: CEO

ESHOP NEPA INC.

Dated: 12/01/2021	By: /s/ Bijay Shrestha
Name: Bijay Shrestha
Title: CEO